Exhibit No. 99


 CUC INTERNATIONAL INC. TO ACQUIRE HEBDO MAG INTERNATIONAL INC.
                    THROUGH A SHARE EXCHANGE


      -- Significantly Expands CUC's and Hebdo Mag's Classified
   Advertisement Content and Cross-Marketing Opportunities on
                       Worldwide Basis --

        -- Partnership With Louise and John MacBain, Hebdo Mag
 Founders and Top Management, to Expand International Operations in Classified Advertising Information Publishing --

              -- Major Addition to netMarket.com --


     Stamford,  CT  -  August 14, 1997 - CUC  International  Inc.

(NYSE:CU) announced today that it has agreed to acquire through a

share   exchange   Hebdo  Mag  International  Inc.,   a   leading

international publisher and distributor of classified advertising information.  Based in Paris, France, Hebdo Mag has operations in

12  countries, including Canada, France, Sweden, Hungary,  United

States,  Italy, Russia, and Holland.  The company publishes  over

150  titles  in 12 countries on 3 continents, with strong  market positions in local markets and strong brand awareness.

      CUC  International has signed a definitive  share  purchase agreement to acquire the privately held Hebdo Mag (owned by  John

H.  MacBain and Louise T. Blouin MacBain and Torstar Corporation)

in  a  stock  transaction valued at approximately  $440  million.

CUC intends   to  account  for  the  acquisition  as  a

"pooling-of-interests."  CUC  International expects  the

acquisition  to  be slightly  accretive  to its 1997 earnings.

The  acquisition  is subject to customary closing conditions,

including the expiration of  any  applicable  waiting period under the  Hart-Scott-Rodino Antitrust  Improvements Act of  1976 and

the  Investment  Canada Act.  The transaction is expected to close in October.

     Hebdo  Mag  was founded in 1987 by Louise T. Blouin  MacBain and John H. MacBain, who jointly manage the business and will now be significant long-term shareholders in CUC International.  Mrs.

Blouin  MacBain  is  primarily  responsible  for  operations  and internal  finance.  Mr. MacBain is responsible  for  acquisitions and  financing  of  those transactions.  The MacBains  reside  in

Paris  and  will continue to manage the business on a  day-to-day basis.

      Walter  A. Forbes, chairman and chief executive officer  of

CUC  International,  stated, "This is a  good  strategic  fit  as classified  advertisements are integral to our goal  of  reaching consumers just before every significant purchasing decision  they

make.   Like  our  Entertainment business,  Hebdo  Mag's  current

business is performing extremely well and also has a powerful and

strategic  interactive  application.   Classified  advertisements

generate  high volume consumer traffic, which drives our  ability to  convert  members to netMarket.  In France, Hebdo Mag  already

conducts more than 30 percent of its business interactively.   We

intend to take that model into our netMarket service."

     Mr.  Forbes  continued, "We will also be able to expand  our current  classified offerings to include used cars,  boats,  real estate,  computers and employment.  At the same time,  Hebdo  Mag estimates  it reaches more than 200 million readers  through  its

over  150  publications  in 12 countries.   With  CUC's  existing

consumer services and HFS's preferred alliances, we will  now  be able  to  leverage our direct-marketing expertise  to  cross-sell complementary services, such as AutoVantage, to someone buying  a car."

     The   transaction   is   expected  to  provide   significant

international  cross-marketing opportunities,  enhancing  revenue growth and profitability as CUC offers existing services as  well as new services complementary to the companies' customer base.

     Louise  T. Blouin MacBain said, "CUC and Hebdo Mag have  the same  vision  to continue Hebdo Mag's growth and to  exploit  the

potential  created  by  combining our companies.   Our  worldwide

managers  are excited about the synergies between our  companies,

including  the  potential services that CUC will bring  to  Hebdo

Mag's  customers.   Because  CUC has a  proven  track  record  of

sharing a strong entrepreneurial spirit with its operating units,

we see our combination as a true partnership for growth."

     John H. MacBain added, "CUC is providing Hebdo Mag with  the capital  and  strategic  growth  model  to  continue  and  indeed increase  our  worldwide acquisition activity in  the  classified advertising  information sector.  We were seeking a  partner  for growth and with CUC we couldn't have asked for a better fit."

     CUC  International is the leading membership-based, consumer services  company  that  currently  provides  access  to  travel,

shopping,  auto,  dining, financial, and other services  to  more than  68  million consumers worldwide through its  more  than  20 membership  programs,  including  Shoppers  Advantage,  Travelers

Advantage,  Entertainment, AutoVantage  and  other  brands.   CUC

works   in   partnership  with  leading  banks,  retailers,   oil

companies,  credit unions, charities and other  organizations  to

offer   consumers  convenience  and  significant   savings   when

purchasing a wide array of high-quality goods and services.

     In  May 1997, CUC announced a definitive agreement to  merge with  HFS  Incorporated,  which  reaches  100  million  consumers

annually   as   a   leading  franchiser  of  brand-name   hotels,

residential  real  estate, and car rental operations,  with  such

well-known   brands  as  Avis,  Days  Inn,  Resort   Condominiums

International,  Ramada, Coldwell Banker,  and  Century  21.   The

transaction is expected to close in September/October.

                             #  #  #

Press Contacts:

CUC International Inc.             Hebdo Mag International Inc.
Laura P. Hamilton                  Kate McDonough
Vice President, Investor Relations Gavin Anderson & Company
CUC International                  (212) 373-0284
(203) 965-5114